Exhibit 99.1

April 28, 2021

For immediate release

CALIFORNIA WATER SERVICE GROUP BOARD OF DIRECTORS

DECLARES 305TH CONSECUTIVE QUARTERLY DIVIDEND

SAN JOSE, Calif. – At its meeting today, the California Water Service Group (NYSE: CWT) Board of Directors declared the company's 305th consecutive quarterly dividend in the amount of $0.23 per common share. It will be payable on May 21, 2021, to stockholders of record on May 10, 2021.

California Water Service Group is the parent company of regulated utilities California Water Service, Washington Water Service, New Mexico Water Service, and Hawaii Water Service. Together, these companies provide regulated and non-regulated water service to more than 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: natural disasters or calamities, public health crises, pandemics, epidemics or outbreaks of a contagious disease, such as the recent outbreak of Coronavirus (or COVID-19), or any escalation or worsening of the foregoing; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal (408) 367-8200 (analysts)

Shannon Dean (408) 367-8243 (media)